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    EXHIBIT 11 STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE (Restated)

FOR THE YEAR ENDED DECEMBER 31, 1997
---------------------------------------------------------------------------------------------------------------------
                                                                                                        ASSUMING
                                                                                   PRIMARY           FULL DILUTION
                                                                               -----------------    -----------------
Weighted average of outstanding shares                                              32,283,138            32,283,138

Common equivalent shares:
     Outstanding stock options                                                             N/A               655,942

Other potentially dilutive securities:
    Convertible Debentures (1)                                                             N/A             1,041,667
                                                                               -----------------    -----------------

Shares used in computing net income (loss) per share                                32,283,138            33,980,747
                                                                               =================    =================

Net loss                                                                       $   (11,405,000)     $    (11,405,000)

Adjustments assuming full dilution:
    Interest expense, net of taxes (1)                                                     N/A                   N/A
                                                                               =================    =================

Net loss                                                                       $   (11,405,000)     $    (11,405,000)
                                                                               =================    =================

Loss per share                                                                 $        (0.353)     $         (0.353)

Dilution percentage assuming full dilution (2)                                             N/A                   N/A

Net loss per share                                                             $         (0.35)     $          (0.35)
                                                                               =================    =================
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NOTES:

(1) On September 16, 1997, the Company sold $100 Million of 5% convertible subordinated notes due October 2002. The notes are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share.

(2) Subsidiary stock options that enable holders to obtain subsidiary's common stock pursuant to effective stock option plans are included in computing the subsidiary's earnings per share, to the extent dilutive.
       Those earnings per share data are included in the Company's per share computations based on the Company's holdings of the subsidiary's stock.
       For the three months and year ended December 31, 1997, all such subsidiary stock options were anti-dilutive